Exhibit 99.B(h)(2)

SCHEDULE D

TO THE AMENDED AND RESTATED

ADMINISTRATION AND TRANSFER AGENCY AGREEMENT

BETWEEN

SEI INSTITUTIONAL INTERNATIONAL TRUST

AND

SEI INVESTMENTS GLOBAL FUNDS SERVICES

DATED AS OF DECEMBER 10, 2003

AS AMENDED JUNE 26, 2008

Portfolios:

This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust (collectively, the “Funds”):

International Equity Fund
Emerging Markets Equity Fund
International Fixed Income Fund
Emerging Markets Debt Fund
[Tax-Managed International Equity Fund]

Fees:	Pursuant to Article 5, the Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily net assets of the Trust:

International Equity Fund – Class A, I and G Shares	0.45%
Emerging Markets Equity Fund – Class A, Y and G Shares	0.65%
International Fixed Income Fund – Class A and G Shares	0.60%
Emerging Markets Debt Fund – Class A and G Shares	0.65%
[Tax-Managed International Equity Fund	X.XX %]

D-1